FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Details of Quarterly Stockholder Conference Call

PHILADELPHIA, PA, May 15, 2012 – FS Investment Corporation (“FSIC”), a business development company focused on investing primarily in the debt securities of private U.S. companies, provides an overview of its operating results for the quarter ended March 31, 2012. As previously announced, FSIC will hold its quarterly investor update conference call today, Tuesday, May 15, 2012, at 3:00 p.m. Eastern Time, to discuss these results.

Financial Highlights

•
FSIC raised equity capital of approximately $452.3 million during the first quarter of 2012 and total equity capital since commencing its continuous public offering of approximately $2.46 billion through May 14, 2012.

•	During the quarter ended March 31, 2012, FSIC generated:

•	Total GAAP-basis net investment income of approximately $14.9 million, or $0.08 per share;
•	Net realized gains of approximately $2.0 million, or $0.01 per share; and
•	A GAAP total return of approximately 5.04%.

•	During the first quarter of 2012, FSIC also:

•	Paid cash distributions to investors totaling approximately $0.20 per share; and
•
Conducted a quarterly tender offer pursuant to which, on April 2, 2012, it repurchased 411,815 shares of its common stock pursuant to its share repurchase program at a price of $9.675 per share for aggregate consideration of approximately $4.0 million. This marks the sixth consecutive quarterly tender offer that was undersubscribed, and FSIC repurchased 100% of the shares validly tendered in the tender offer.

Recent Notable Announcements

•
On May 11, 2012, FSIC announced that, based on the pace of its capital raising, it expected to receive subscriptions for all remaining shares of common stock registered in its public offering as of the close of business on May 11, 2012. As a result, FSIC closed its public offering to new investors in advance of its previously anticipated May 15, 2012 closing date.

•	On April 2, 2012, FSIC increased its public offering price from $10.70 per share to $10.75 per share. This was FSIC’s second share price increase in 2012.

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman, commented, “FSIC’s portfolio continues to benefit from the careful selection of attractively valued investments and increased proprietary deal flow brought to us by GSO / Blackstone, which has allowed us to achieve strong returns in our portfolio.  We look forward to embarking upon the next phase of FSIC’s evolution as we expect to hold our final close to new investors this month.  The closing represents a significant milestone towards our goal of providing stockholders with a liquidity event.  With more than $2.5 billion in equity capital raised since inception, FSIC, from a size perspective, is on par with the largest BDCs in the publicly-traded market today.  We believe the size of FSIC’s portfolio should leave it well positioned for a potential liquidity event.”

 “Please join me and our team on Tuesday, May 15th at 3:00 p.m. Eastern Time as we discuss our first quarter performance, the closing of our public offering period and the outlook for FSIC going forward.”

Investor Update Call

FSIC will hold its first quarter investor update call on Tuesday, May 15, 2012, at 3:00 p.m. Eastern Time.  In order to participate, interested parties should dial (800) 446-1671 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 32361492 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC’s website (www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which FSIC filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2012, as well as FSIC’s other reports filed with the SEC. A copy of FSIC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and FSIC’s other reports filed with the SEC can be found on FSIC’s website at www.fsinvestmentcorp.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the SEC.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $50.8 billion in assets under management as of March 31, 2012, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.